Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Inland Real Estate Corporation:

We consent to the incorporation by reference in the registrations statements on the Form S-3 (File Nos. 333-158800, 333-160582, 333-161265, 333-181164), and on the Form S-8 (File No. 333-128624) of Inland Real Estate Corporation of our report dated February 27, 2012, except as to notes 4, 8, 13, and 18, which are as of October 4, 2012, with respect to the consolidated balance sheets of Inland Real Estate Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations and other comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, which report appears in the current report on Form 8-K of Inland Real Estate Corporation dated October 4, 2012 .

/s/ KPMG LLP

Chicago, Illinois
October 4, 2012